June 27, 2022

Edward Jones Money Market Fund

12555 Manchester Road

St. Louis, Missouri 63131

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 78 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 2-66437)

Ladies and Gentlemen:

We have acted as counsel to Edward Jones Money Market Fund (the “Fund”), a Massachusetts voluntary association (commonly known as a business trust), in connection with the above-referenced registration statement (as amended, the “Registration Statement”), which relates to the Fund’s units of beneficial interest, with no par value per share (collectively, the “Shares”). This opinion is being delivered to you in connection with the Fund’s filing of Post-Effective Amendment No. 78 to the Registration Statement (the “Amendment”) to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, copies of the following documents:

(a)	a certificate of the Commonwealth of Massachusetts certifying that the Fund is validly existing under the laws of the Commonwealth of Massachusetts;

(b)

the Amended and Restated Agreement and Declaration of Trust for the Fund and all amendments thereto (the “Declaration of Trust”) and the Amended and Restated By-Laws for the Fund and all amendments thereto (the “By-Laws”);

(c)

a certificate executed by Evan S. Posner, the Secretary of the Fund, certifying as to, and attaching copies of, the Fund’s Declaration of Trust and By-Laws, and certain resolutions adopted by the Board of Trustees of the Fund authorizing the issuance of the Shares of the Fund; and

(d)	a printer’s proof of the Amendment.

In our capacity as counsel to the Fund, we have examined the originals, or certified, conformed

Morgan, Lewis & Bockius LLP

1701 Market Street
Philadelphia, PA 19103-2921	+1.215.963.5000
United States	+1.215.963.5001

or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers and representatives of the Fund. We have assumed that the Amendment, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the Commonwealth of Massachusetts, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP